UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                         Commission File Number 0-26229


                             BARNEYS NEW YORK, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                575 Fifth Avenue
                            New York, New York, 10017
                                 (212) 450-8700
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Rule 12g-4(a)(l)(i)   |X|      Rule 12h-3(b)(1)(i)   |X|
         Rule 12g-4(a)(1)(ii)  |_|      Rule 12h-3(b)(1)(ii)  |_|
         Rule 12g-4(a)(2)(i)   |_|      Rule 12h-3(b)(2)(i)   |_|
         Rule 12g-4(a)(2)(ii)  |_|      Rule 12h-3(b)(2)(ii)  |_|
                                        Rule 15d-6            |_|

 Approximate number of holders of record as of the certification or notice date:

                                     One (1)
--------------------------------------------------------------------------------

            Pursuant to the requirements of the Securities Exchange Act of 1934, Barneys New York, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 20, 2004                By:  /s/ Steven M. Feldman
       -----------------                   -------------------------------------
                                           Name:  Steven M. Feldman
                                           Title: Executive Vice President
                                                  and Chief Financial Officer